Exhibit 99.1

The #1 Airborne Healthcare Company

Air Methods Announces Receipt of SEC Guidance Related to the
Company’s Accounting for Aircraft Leases

DENVER, CO., November 22, 2011 – Air Methods Corporation (Nasdaq: AIRM) announced today that the Company will restate its financial results after receiving a response from the U.S. Securities and Exchange Commission (SEC).  The SEC responded to the Company’s previous request for guidance concerning the appropriate GAAP interpretation of the maximum amount that the Company could be required to pay as described in ASC 840-10-25-14, in the event of a non-performance-related default. As a result of the restatement, most of the Company’s aircraft leases previously classified as operating leases will now be classified as capital leases in the Company’s consolidated financial statements. The periods covered by the restatement are the year ended December 31, 2010 and the quarters ended March 31, 2011; June 30, 2011 and September 30, 2011.  The Company expects to file the restated financial statements before the end of December 2011 or as soon as practicable thereafter.

Based on the Company’s preliminary calculations, the Company expects the earnings per share for fiscal year 2010 and the nine-month period ended September 30, 2011 to decrease from $3.50 to approximately $3.37 and $2.70 to approximately $2.66, respectively.  Earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal year 2010 and the nine-month period ended September 30, 2011 is expected to increase by $48 million and $36 million, respectively, while capital lease obligations as of September 30, 2011 are expected to increase by approximately $263 million.   KPMG LLP, the Company’s independent registered public accounting firm, and management are still in the process of reviewing these adjustments and therefore these amounts could change.

Aaron Todd, Air Methods chief executive officer, stated, “We are respectful of the guidance we have just received from the SEC and will promptly adjust our accounting methodology to conform to this guidance.  While these changes will result in slight reductions in earnings per share (less than 4% for fiscal year 2010), the increase in EBITDA compared with the increase in capital lease obligations should more appropriately reflect the Company’s enterprise value when computed based on multiples of EBITDA.”

Additional information regarding the restatement is included in the Form 8-K filed by the Company on November 22, 2011 with the U.S. Securities and Exchange Commission.

Air Methods Corporation (www.airmethods.com) is a leader in emergency aeromedical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. Products Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods’ fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements regarding anticipated timing of filing the restated financial statements, the estimated amounts to be restated and the estimated impact on EBITDA, lease expense and capital lease obligations.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, review of the Company’s financial statements by an independent registered public accounting firm; the Company’s ability to regain compliance with Nasdaq listing rules and other matters set forth in the Company’s filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.